Exhibit 99.1
October 14, 2015

Fellow shareholders,

We have grown to over 69 million members around the world and expect to end this year with over 74 million members. With a successful launch in Japan, and our launches next week in Spain, Italy and Portugal, we remain on track to become global by the end of 2016. Our summary results and forecast for Q4 are below.

(in millions except per share data and Streaming Content Obligations)	Q3 '14	Q4 '14	Q1 '15	Q2 '15	Q3 '15	Q4 '15 Forecast
Total Streaming:
Revenue	$1,223	$1,305	$1,400	$1,481	$1,581	$1,667
Contribution Profit	$220	$178	$247	$248	$277	$257
Contribution Margin	18.0%	13.6%	17.7%	16.7%	17.5%	15.4%
Paid Memberships	50.65	54.48	59.62	62.71	66.02	70.42
Total Memberships	53.06	57.39	62.27	65.55	69.17	74.32
Net Additions	3.02	4.33	4.88	3.28	3.62	5.15

US Streaming:
Revenue	$877	$917	$985	$1,026	$1,064	$1,101
Contribution Profit	$251	$257	$312	$340	$344	$374
Contribution Margin	28.6%	28.0%	31.7%	33.1%	32.4%	34.0%
Paid Memberships	36.27	37.70	40.32	41.06	42.07	43.37
Total Memberships	37.22	39.11	41.40	42.30	43.18	44.83
Net Additions	0.98	1.90	2.28	0.90	0.88	1.65

International Streaming:
Revenue	$346	$388	$415	$455	$517	$566
Contribution Profit (Loss)	$(31)	$(79)	$(65)	$(92)	$(68)	$(117)
Contribution Margin	-8.9%	-20.3%	-15.6%	-20.2%	-13.1%	-20.7%
Paid Memberships	14.39	16.78	19.30	21.65	23.95	27.05
Total Memberships	15.84	18.28	20.88	23.25	25.99	29.49
Net Additions	2.04	2.43	2.60	2.37	2.74	3.50

Total (including DVD):
Operating Income	$110	$65	$97	$75	$74	$49
Net Income*	$59	$83	$24	$26	$29	$10
EPS*	$0.14	$0.19	$0.05	$0.06	$0.07	$0.02

Free Cash Flow	$(74)	$(78)	$(163)	$(229)	$(252)
EBITDA	$155	$110	$140	$119	$123
Shares (FD)*	432.7	432.5	433.8	436.1	437.6
Streaming Content Obligations** ($B)	8.9	9.5	9.8	10.1	10.4
* EPS and shares adjusted for 7-for-1 stock split. Q4'14 Net Income/EPS includes a $39m / $0.10 benefit from a tax accrual release related to resolution of tax audit
**Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q3 Results and Q4 Forecast

Global membership grew 3.62 million to 69.17 million members compared to prior year growth of 3.02 million, and a forecast of 3.55 million. Operating income was $74 million, compared to prior year of $110 million and a forecast of $81 million. Seven quarters ago we moved to providing you our internal forecast for the quarter ahead. We strive for accuracy in this projection and, when it comes to global net additions, Q3 was our most accurate to date: we were within 2% (3.62 vs. 3.55) and within 10% on operating income ($74m vs. $81m).

While global growth was as we expected, our forecast was high for the US and low for international. We added 0.88 million new US members in the quarter compared to 0.98 million prior year and a forecast of 1.15 million. Our over-forecast in the US for Q3 was due to slightly higher-than-expected involuntary churn (inability to collect), which we believe was driven in part by the ongoing transition to chip-based credit and debit cards. In terms of US net additions, through the first nine months of 2015, we are slightly ahead of prior year, and we expect to finish 2015 at about 2014 levels. This would mark the 4th consecutive year we’ve added about 6 million members in the US.

Our US contribution margin in Q3 expanded 375 basis points year over year to 32.4%. This was inclusive of an acceleration in the amortization of some of our licensed content, similar to how we already treat originals and reflecting more viewing in the first month. The effect of this change was a $13 million decrease in US streaming contribution profit in Q3. For Q4, we anticipate 1.65 million US net adds and US contribution margin of 34.0% vs. 28.0% in the year ago quarter. We continue to target a 40% US contribution margin by 2020.

International net add growth totaled 2.74 million compared to 2.04 million in the prior year and a 2.40 million forecast. Excluding the impact of foreign currency ($96 million on a year over year basis), international ASP improved 6% vs. Q3 ‘14, helped by plan mix. In August, we raised our high-definition 2-screen monthly price plan in Europe by one Euro without negatively impacting growth.

As we have indicated previously, international contribution losses will grow sequentially in Q4 as we launch Spain, Italy and Portugal. We have announced our expansion to South Korea, Hong Kong, Taiwan and Singapore in early 2016. Our plan remains to run around break-even through 2016 and to deliver material profits thereafter.

Last week we increased prices in several countries including the US, to improve our ability to acquire and offer high quality content, which is the number one member request. Our US pricing is now $7.99 for our standard-definition 1-screen-at-a-time plan (unchanged), $9.99 for our high-definition 2-screen plan (up $1), and $11.99 for ultra-high-definition 4-screen plan (unchanged). Members who were paying $8.99 for the high-definition plan are grandfathered at that price for one year.

2

Content

As our membership expands, we are quickly becoming a global distribution platform for creators worldwide. Narcos, our latest original series, is a hit and is another fine example of a Netflix original - embraced by both critics1 and audiences2 and global in nature (bilingual, Brazilian director and star, US and Latin American cast, shot in Colombia) with substantial viewing across all our territories.

This past quarter, we also unveiled our first locally-produced original series, Club de Cuervos, which played strongly not just in its home country of Mexico but with Spanish speakers around the world, including the US. We are currently in production on our second Mexican original series, Ingobernable, starring Latin American TV superstar, Kate del Castillo, and the French produced Marseille. We have also announced original series productions in Brazil and Italy3.

We will launch our first original feature film Beasts of No Nation on Netflix on October 16. This gripping war drama featuring Idris Elba and Abraham Attah has received universal critical acclaim4 and is an early Oscar5 hopeful. Attah won the prestigious Marcello Mastroianni Award at the Venice Film Festival recognizing him as the best newcomer. We’re also excited to release the first of four films from Adam Sandler, The Ridiculous Six, in December. This release comes on the heels of Sandler’s global success with Pixels ($240M worldwide box office) and the currently hot Hotel Transylvania 2 (already grossing over $200M worldwide box office and yet to be released in many of the larger foreign markets).

Just three years into our originals strategy, we have come a long way and our content is increasingly recognized for its quality and breadth. This year, we garnered a Netflix-record 34 Emmy nominations, across 11 of our original series and documentaries and won four. Netflix and HBO were the only networks to have 3 shows competing for best series honors this year. HBO had an amazing year at the Emmys, but we have only just begun. In addition, Common Sense Media recently named 6 of our original series among the 25 best shows6 on TV for families with kids from age 2-17.

It is clear that Internet TV is becoming increasingly mainstream and traditional media companies are adjusting to the shift from linear to on-demand viewing. It is a great time to be a creator of content because studios make content to sell content (not to withhold it) and there are new bidders for their product. Some studios will choose to license content to SVOD services like Hulu, Amazon Prime Instant Video and Netflix. Others may not. We have a lot of content to select from.

We recently announced that we have acquired global second window rights to four major series. These are How to Get Away with Murder, ABC’s highest rated new series from the 2014/2015 TV season, the eagerly anticipated Colony from Legendary Television and Universal Cable Productions and, from CBS, Zoo, the most-watched scripted summer series of 2015 and the critically acclaimed, Emmy nominated and Golden Globe winning Jane the Virgin. These deals will ensure that audiences around the world will have access to these exciting series on Netflix.

_______________
1http://www.rottentomatoes.com/tv/narcos/s01/
2http://www.imdb.com/title/tt2707408/?ref_=nv_sr_1
3https://pr.netflix.com/WebClient/getNewsSummary.do?newsId=2693
4http://www.rottentomatoes.com/m/beasts_of_no_nation/
5http://decider.com/2015/09/17/beasts-of-no-nation-review/
6http://globenewswire.com/news-release/2015/10/06/773616/10151752/en/Common-Sense-Media-Announces-the-Common-Sense-Seal-for-TV-Honoring-Only-25-Series-and-Specials-Among-Hundreds-Available-Across-Networks-and-Platforms.html

3

Last month, we did not renew our deal to carry movies from EPIX, as the films were non-exclusive, US-only and offered in windows even further behind other premium Pay TV outlets. So far, we’ve seen no material reduction in US feature film viewing as we have so many other films for members to enjoy. We are investing in high profile, exclusive and globally available original films and creating the first-of-their-kind global Pay TV deals directly with producers. In some cases, we are making the films available globally after a 30 day theatrical and VOD window or in the case of the upcoming New Regency film The Big Short, with Brad Pitt, Christian Bale, Ryan Gosling and Steve Carell, we will offer the film globally in a more traditional Pay TV window several months after theatrical and transactional VOD, in all territories excluding France.

Product

In September, we expanded our in-app purchase relationship with Apple by extending our partnership from Apple TV to iPhone and iPad. Now, new members around the world can sign up for Netflix in-app on the iPhone and iPad, creating a more seamless user experience.

We recently announced a partnership with Virgin America, where new and existing members are able to stream the full Netflix service to their personal devices (at no additional cost) at 35,000 feet in the sky on newly upgraded Virgin America aircraft. Partnerships like this advance our goal to bring Netflix streaming to members wherever they are and whenever they want.

Competition

The competitive landscape remains vibrant as Netflix competes with many forms of entertainment for consumers’ leisure time. Other SVOD services continue to evolve: Hulu now offers a commercial free option at $11.99 per month, HBO GO is expanding into Latin America, and the press reported that Amazon Prime spent about $250 million on the new Jeremy Clarkson show. They remain active bidders for content, in addition to all the cable networks around the world.

As we have written in our Long-Term View7, linear networks that embrace on demand and Internet delivery as we have, will become more valuable and will experience renewed growth (like HBO Now), while those that do not will lose relevancy. The secular shift to on-demand consumption is best described as “consumers evolving vs. old habits” rather than “Netflix vs. traditional media.” We’re all racing to fulfill consumer desires.

DVD

Our DVD-by-mail business in the US continues to serve and please over 5 million members, providing us with $80 million in contribution profit in Q3 (down 11% Y/Y). The broad selection of titles, including new release movies and TV shows, remains attractive to a core member base and means that the tail on this business should be quite long.

_______________
7http://ir.netflix.com/long-term-view.cfm

4

Free Cash Flow and Capital

Free cash flow in Q3 totaled -$252 million, down from -$229 million in Q2, due to the working capital intensity of our investment in originals, which results in higher cash spent upfront relative to content amortization. Investing in originals remains the right strategy for Netflix. Exclusive first-window “only on Netflix” content differentiates our service, allows us to leverage our global platform, reduces our dependence on third parties, and adds positive brand halo. Moreover, as more of our content spend is devoted to producing and owning our originals, we are building long term library value.

At the end of Q3, gross debt totaled $2.4 billion, which represents a debt to total cap ratio of about 5%, and we ended the quarter with $2.6 billion in cash & equivalents and short term investments. We are likely to raise additional capital next year to fund our continued content investments.

5

Reference
For quick reference, our eight most recent investor letters are: July 20158, April 20159, January 201510, October 201411,July 201412,April 201413, January 201414, October 201315.

Summary
We are privileged to be leading the growth of Internet TV worldwide and to be building a global service connecting storytellers and viewers all over the world.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

________________________
8http://files.shareholder.com/downloads/NFLX/4124769775x7871834x839404/C3CE9EE2-C8F3-40A1-AC9A-FFE0AFA20B21/FINAL_Q2_15_Letter_to_Shareholders_With_Tables_.pdf
9http://files.shareholder.com/downloads/NFLX/4124769775x7871834x821407/DB785B50-90FE-44DA-9F5B-37DBF0DCD0E1/Q1_15_Earnings_Letter_final_tables.pdf
10http://files.shareholder.com/downloads/NFLX/4124769775x7871834x804108/043a3015-36ec-49b9-907c-27960f1a7e57/Q4_14_Letter_to_shareholders.pdf
11http://files.shareholder.com/downloads/NFLX/3754169286x0x786677/6974d8e9-5cb3-4009-97b1-9d4a5953a6a5/Q3_14_Letter_to_shareholders.pdf
12http://files.shareholder.com/downloads/NFLX/3527949458x0x769748/9b21df7f-743c-4f0f-94da-9f13e384a3d2/July2014EarningsLetter_7.21.14_final.pdf
13http://files.shareholder.com/downloads/NFLX/3337146746x0x745654/fb5aaae0-b991-4e76-863c-3b859c8dece8/Q114%20Earnings%20Letter%204.21.14%20final.pdf
14http://files.shareholder.com/downloads/NFLX/3337146746x0x720306/119321bc-89c3-4306-93ac-93c02da2354f/Q4%2013%20Letter%20to%20shareholders.pdf
15http://files.shareholder.com/downloads/NFLX/2531040512x0x698481/ecfe1ab4-66f5-4e23-a64a-1ca025216e5e/Q313%20Earnings%20Letter%2010.21.13%2010.30am.pdf

6

October 14th, 2015 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 2:00 p.m. Pacific Time at youtube.com/netflixir. The discussion will be moderated by Mark Mahaney, RBC Capital Markets and Peter Kafka, Re/code. Questions that investors would like to see asked should be sent to mark.mahaney@rbccm.com or peter@recode.net.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 540-3700	310 734-2958

7

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of net income on a pro forma basis excluding the release of tax reserves, and to free cash flow and EBITDA. Management believes that the non-GAAP measure of net income on a pro forma basis excluding the release of tax reserves provides useful information as this measure excludes effects that are not indicative of our core operating results. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding international expansion, content launches, including timing of feature film availability; business outlook for our DVD segment; raising capital; member growth domestically and internationally, including net, total and paid; revenue; contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 29, 2015. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

8

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues	$1,738,355	$1,644,694	$1,409,432	$4,956,178	$4,019,928
Cost of revenues	1,173,958	1,121,752	954,394	3,342,111	2,738,428
Marketing	208,102	197,140	145,654	599,919	403,515
Technology and development	171,762	155,061	120,953	469,929	346,445
General and administrative	110,892	95,906	78,024	298,287	193,938
Operating income	73,641	74,835	110,407	245,932	337,602
Other income (expense):
Interest expense	(35,333)	(35,217)	(13,486)	(97,287)	(36,866)
Interest and other income (expense)	3,930	872	616	(27,491)	3,117
Income before income taxes	42,238	40,490	97,537	121,154	303,853
Provision for income taxes	12,806	14,155	38,242	41,691	120,425
Net income	$29,432	$26,335	$59,295	$79,463	$183,428
Earnings per share:
Basic	$0.07	$0.06	$0.14	$0.19	$0.44
Diluted	$0.07	$0.06	$0.14	$0.18	$0.42
Weighted-average common shares outstanding:
Basic	426,869	425,340	421,194	425,289	419,972
Diluted	437,606	436,097	432,742	435,849	431,683

9

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$2,115,437	$1,113,608
Short-term investments	494,205	494,888
Current content library, net	2,695,184	2,125,702
Other current assets	264,887	206,271
Total current assets	5,569,713	3,940,469
Non-current content library, net	3,891,790	2,773,326
Property and equipment, net	181,268	149,875
Other non-current assets	273,496	192,981
Total assets	$9,916,267	$7,056,651
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$2,622,964	$2,117,241
Accounts payable	209,365	201,581
Accrued expenses	179,350	69,746
Deferred revenue	329,739	274,586
Total current liabilities	3,341,418	2,663,154
Non-current content liabilities	1,966,854	1,575,832
Long-term debt	2,400,000	900,000
Other non-current liabilities	40,677	59,957
Total liabilities	7,748,949	5,198,943
Stockholders' equity:
Common stock	1,306,461	1,042,870
Accumulated other comprehensive loss	(37,890)	(4,446)
Retained earnings	898,747	819,284
Total stockholders' equity	2,167,318	1,857,708
Total liabilities and stockholders' equity	$9,916,267	$7,056,651

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Cash flows from operating activities:
Net income	$29,432	$26,335	$59,295	$79,463	$183,428
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Additions to streaming content library	(1,308,943)	(1,273,677)	(1,202,484)	(4,194,545)	(2,765,197)
Change in streaming content liabilities	104,684	191,154	346,752	922,163	467,355
Amortization of streaming content library	871,403	822,600	686,154	2,443,521	1,925,926
Amortization of DVD content library	18,589	20,813	18,269	60,587	51,313
Depreciation and amortization of property, equipment and intangibles	16,047	15,581	14,357	46,795	39,716
Stock-based compensation expense	32,834	28,590	29,878	88,865	84,988
Excess tax benefits from stock-based compensation	(37,726)	(39,427)	(21,060)	(106,154)	(68,420)
Other non-cash items	10,866	6,682	3,360	23,854	8,807
Deferred taxes	(29,417)	(4,232)	(7,892)	(70,691)	(37,564)
Changes in operating assets and liabilities:
Other current assets	71,172	(39,614)	12,960	54,667	27,341
Accounts payable	6,762	6,447	13,003	2,584	32,729
Accrued expenses	10,883	41,624	(6,980)	88,429	51,586
Deferred revenue	27,985	16,414	11,626	55,153	37,189
Other non-current assets and liabilities	(20,540)	(633)	5,323	615	15,747
Net cash (used in) provided by operating activities	(195,969)	(181,343)	(37,439)	(504,694)	54,944
Cash flows from investing activities:
Acquisition of DVD content library	(14,467)	(19,786)	(15,530)	(57,159)	(51,425)
Purchases of property and equipment	(37,820)	(27,538)	(21,032)	(78,394)	(54,235)
Other assets	(3,760)	(639)	341	(4,174)	1,765
Purchases of short-term investments	(66,444)	(67,949)	(123,883)	(225,333)	(355,337)
Proceeds from sale of short-term investments	43,887	48,412	107,568	144,247	340,278
Proceeds from maturities of short-term investments	31,125	19,170	32,125	82,182	127,229
Net cash (used in) provided by investing activities	(47,479)	(48,330)	(20,411)	(138,631)	8,275
Cash flows from financing activities:
Proceeds from issuance of common stock	35,089	23,804	9,877	69,809	56,794
Proceeds from issuance of debt	—	—	—	1,500,000	400,000
Issuance costs	—	(397)	—	(17,629)	(7,080)
Excess tax benefits from stock-based compensation	37,726	39,427	21,060	106,154	68,420
Principal payments of lease financing obligations	(61)	(287)	(275)	(599)	(813)
Net cash provided by financing activities	72,754	62,547	30,662	1,657,735	517,321
Effect of exchange rate changes on cash and cash equivalents	(7,741)	6,221	(3,839)	(12,581)	(2,288)
Net (decrease) increase in cash and cash equivalents	(178,435)	(160,905)	(31,027)	1,001,829	578,252
Cash and cash equivalents, beginning of period	2,293,872	2,454,777	1,214,244	1,113,608	604,965
Cash and cash equivalents, end of period	$2,115,437	$2,293,872	$1,183,217	$2,115,437	$1,183,217

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Non-GAAP free cash flow reconciliation:
Net cash (used in) provided by operating activities	$(195,969)	$(181,343)	$(37,439)	$(504,694)	$54,944
Acquisition of DVD content library	(14,467)	(19,786)	(15,530)	(57,159)	(51,425)
Purchases of property and equipment	(37,820)	(27,538)	(21,032)	(78,394)	(54,235)
Other assets	(3,760)	(639)	341	(4,174)	1,765
Non-GAAP free cash flow	$(252,016)	$(229,306)	$(73,660)	$(644,421)	$(48,951)

11

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Domestic Streaming
Total memberships at end of period	43,181	42,300	37,219	43,181	37,219
Paid memberships at end of period	42,068	41,057	36,265	42,068	36,265

Revenues	$1,063,961	$1,025,913	$877,150	$3,074,406	$2,513,992
Cost of revenues	644,914	612,691	565,251	1,840,134	1,628,568
Marketing	74,835	73,427	61,045	237,813	206,030
Contribution profit	344,212	339,795	250,854	996,459	679,394

International Streaming
Total memberships at end of period	25,987	23,251	15,843	25,987	15,843
Paid memberships at end of period	23,951	21,649	14,389	23,951	14,389

Revenues	$516,870	$454,763	$345,685	$1,387,030	$920,264
Cost of revenues	451,251	422,966	291,942	1,249,495	803,906
Marketing	133,267	123,713	84,609	362,106	197,485
Contribution profit (loss)	(67,648)	(91,916)	(30,866)	(224,571)	(81,127)

Domestic DVD
Total memberships at end of period	5,060	5,314	5,986	5,060	5,986
Paid memberships at end of period	4,971	5,219	5,899	4,971	5,899

Revenues	$157,524	$164,018	$186,597	$494,742	$585,672
Cost of revenues	77,793	86,095	97,201	252,482	305,954
Contribution profit	79,731	77,923	89,396	242,260	279,718

Consolidated

Revenues	$1,738,355	$1,644,694	$1,409,432	$4,956,178	$4,019,928
Cost of revenues	1,173,958	1,121,752	954,394	3,342,111	2,738,428
Marketing	208,102	197,140	145,654	599,919	403,515
Contribution profit	356,295	325,802	309,384	1,014,148	877,985
Other operating expenses	282,654	250,967	198,977	768,216	540,383
Operating income	73,641	74,835	110,407	245,932	337,602
Other income (expense)	(31,403)	(34,345)	(12,870)	(124,778)	(33,749)
Provision for income taxes	12,806	14,155	38,242	41,691	120,425
Net income	$29,432	$26,335	$59,295	$79,463	$183,428

12

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$59,295	$83,371	$23,696	$26,335	$29,432
Add:
Interest and other (income) expense	12,870	19,530	59,030	34,345	31,403
Provision (benefit) for income taxes	38,242	(37,855)	14,730	14,155	12,806
Depreciation and amortization of property, equipment and intangibles	14,357	14,312	15,167	15,581	16,047
Stock-based compensation expense	29,878	30,251	27,441	28,590	32,834
Adjusted EBITDA	$154,642	$109,609	$140,064	$119,006	$122,522

Three Months Ended
December 31, 2014
Non-GAAP net income reconciliation:
GAAP net income	$83,371
Less: Release of tax accrual	(38,612)
Non-GAAP net income	$44,759
Non-GAAP earnings per share:
Basic	0.11
Diluted	0.10
Weighted-average common shares outstanding:
Basic	422,244
Diluted	432,514

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